Exhibit 99.1

PennantPark Floating Rate Capital Ltd. Prices Public Offering of an Additional $85.0 Million of 4.25% Notes Due 2026 with a Yield-to-Maturity of Approximately 3.875%

NEW YORK, NY, October 6, 2021 (GLOBE NEWSWIRE) — PennantPark Floating Rate Capital Ltd. (NASDAQ: PFLT) (TASE: PFLT) (“PFLT”) announced that it has priced an underwritten public offering of an additional $85.0 million in aggregate principal amount of its 4.25% unsecured notes due 2026 (the “Notes”). The Notes will be issued at a price of 101.45% of the aggregate principal amount of the Notes, resulting in a yield-to-maturity of approximately 3.875%.

Purchasers will be required to pay accrued and unpaid interest on the Notes from October 1, 2021 up to, but not including, the date of delivery of the Notes. On April 1, 2022, PFLT will pay this pre-issuance accrued interest on the Notes to the holders of the Notes as of the applicable record date, along with interest accrued on the Notes from the date of delivery to such interest payment date.

The Notes will constitute a further issuance of, have the same terms as, rank equally in right of payment with, and be fungible and form a single series with the $100 million in aggregate principal amount of the 4.25% notes due 2026 that PFLT initially issued on March 23, 2021. Upon the issuance of the Notes, the outstanding aggregate principal amount of PFLT’s 4.25% notes due 2026 will be $185.0 million.

The Notes will mature on April 1, 2026 and may be redeemed in whole or in part at PFLT’s option at any time at par plus a “make-whole” premium, if applicable; provided that the Notes may be redeemed at par three months prior to their maturity. The offering is expected to close on October 12, 2021, subject to customary closing conditions.

Goldman Sachs & Co. LLC, Keefe, Bruyette & Woods, A Stifel Company and Truist Securities, Inc. are acting as joint book-running managers for this offering. JMP Securities LLC and Ladenburg Thalmann & Co. Inc. are acting as co-managers for this offering.

PFLT expects to use the net proceeds from selling securities from this offering to invest in new or existing portfolio companies or for other general corporate or strategic purposes, including repaying amounts outstanding under its existing indebtedness.

Other Information

Investors are advised to carefully consider the investment objectives, risks, charges and expenses of PFLT before investing. The pricing term sheet dated October 6, 2021, the preliminary prospectus supplement dated October 6, 2021 and the accompanying prospectus dated January 29, 2020, each of which have been filed with the Securities and Exchange Commission (the “SEC”), contain this and other information about PFLT and should be read carefully before investing.

The information in the pricing term sheet, the preliminary prospectus supplement, the accompanying prospectus and this press release is not complete and may be changed. The pricing term sheet, the preliminary prospectus supplement, the accompanying prospectus and this press release are not offers to sell any securities of PFLT and are not soliciting an offer to buy such securities in any state or jurisdiction where such offer and sale is not permitted.

PFLT’s shelf registration statement is on file and has been declared effective by the SEC. The offering may be made only by means of a preliminary prospectus supplement and an accompanying prospectus.

Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents PFLT has filed with the SEC for more complete information about PFLT and this offering. You may get these documents for free by visiting EDGAR on the SEC website at

www.sec.gov. Alternatively, you may obtain copies of the preliminary prospectus supplement and the accompanying prospectus from: Goldman Sachs & Co. LLC, Attn: Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, facsimile: 1-212-902-9316 or email: prospectus-ny@ny.email.gs.com; Keefe, Bruyette & Woods, A Stifel Company, Attn: Prospectus Department, 787 Seventh Avenue, Fourth Floor, New York, NY 10019, telephone: 1-800-966-1559, facsimile: 1-212-581-1592 or email: USCapitalMarkets@kbw.com; and Truist Securities Inc., Attn: Prospectus Department, 303 Peachtree Road, Atlanta, GA 30308, telephone: 1-800-685-4786 or email: TSIDocs@Truist.com. You are advised to obtain a copy of the prospectus supplement and accompanying prospectus and to carefully review the information contained or incorporated by reference therein before making any investment decision.

ABOUT PENNANTPARK FLOATING RATE CAPITAL LTD.

PennantPark Floating Rate Capital Ltd. is a business development company which primarily invests in U.S. middle-market private companies in the form of floating rate senior secured loans, including first lien secured debt, second lien secured debt and subordinated debt. From time to time, PFLT may also invest in equity investments. PFLT is managed by PennantPark Investment Advisers, LLC.

ABOUT PENNANTPARK INVESTMENT ADVISERS, LLC

PennantPark Investment Advisers, LLC is a leading middle market credit platform, managing $5.2 billion of investable capital, including potential leverage. Since its inception in 2007, PennantPark Investment Advisers, LLC has provided investors access to middle market credit by offering private equity firms and their portfolio companies as well as other middle-market borrowers a comprehensive range of creative and flexible financing solutions. PennantPark Investment Advisers, LLC is headquartered in New York and has offices in Chicago, Houston and Los Angeles.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You should understand that under Section 27A(b)(2)(B) of the Securities Act of 1933, as amended, and Section 21E(b)(2)(B) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to forward-looking statements made in periodic reports PFLT files under the Exchange Act. All statements other than statements of historical facts included in this press release are forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the SEC. PFLT undertakes no duty to update any forward-looking statement made herein. You should not place undue influence on such forward-looking statements as such statements speak only as of the date on which they are made.

The information contained herein is based on current tax laws, which may change in the future. PFLT cannot be held responsible for any direct or incidental loss resulting from applying any of the information provided in this publication or from any other source mentioned. The information provided in this material does not constitute any specific legal, tax or accounting advice. Please consult with qualified professionals for this type of advice.

CONTACT:

Richard Cheung

PennantPark Floating Rate Capital Ltd.

(212) 905-1000